CONSULTANT AGREEMENT

2/2/00

This Agreement states that Harvey M. Burstein shall receive 500,000 warrants for eConnect common stock, which are exercisable at $0.40 per share until December 31, 2000. This agreement is in consideration of consulting work performed by Mr. Burstein in 1999.


/s/  Thomas S. Hughes                    /s/  Harvey M. Burstein
Thomas S. Hughes                         Harvey M. Burstein
Chairman & CEO, eConnect